Exhibit 10.5

EXECUTION VERSION

GUARANTY FEE AGREEMENT

This Guaranty Fee Agreement (“Agreement”) is made and effective as of May 31, 2024 by and between Titan Trucking, LLC, a Michigan limited liability company (“Titan”), Titan Environmental Solutions, Inc., (“TESI”), and Charles B. Rizzo (“Rizzo”), each sometimes referred to as a “Party” or collectively, the “Parties”.

Recitals

A. Titan is entering into a Membership Interest Purchase Agreement dated January 12, 2024 as amended on February 21, 2024 and May 20, 2024 (“MIPA”) for the acquisition of Standard Disposal, LLC, a Michigan limited liability company (“Standard”).

B. Pursuant to the MIPA, certain indebtedness of Standard will remain outstanding which is personally guaranteed by the owners of Standard. Pursuant to the MIPA, Rizzo will personally guarantee the obligations of Standard and its owner under the personal guarantees (“Rizzo Personal Guarantee”).

C. In connection with the MIPA, Rizzo guaranteed the Deposit of $652,500 pursuant to a Guaranty made as of January 5, 2024 (“Rizzo Deposit Guaranty”).

D. As a condition of the Rizzo Personal Guarantee and the Rizzo Deposit Guaranty, TESI shall provide compensation in the form of shares of stock of TESI out of the Company’s Employee Stock Option Plan once effective and approved by the Company’s Board of Directors, and the Company receives any other approvals necessary based on the Company’s by-laws or other governing documents including any debt or equity issuances.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

1. Guaranty of Rizzo. Rizzo has agreed to absolutely, unconditionally, and irrevocably guaranty payment of any indebtedness incurred by the Standard owners under the personal guarantees of the Standard indebtedness estimated to be up to $4,700,000 as of the date of this Agreement pursuant to a Guaranty Agreement between Rizzo and the owners of Standard dated as of the date of the MIPA (the “Guaranty”).

2. Rizzo Guaranty Fee. As consideration for the Guaranty, Titan agrees to issue Rizzo or his assignee, 15,000,000 shares of TESI’s common stock out of the Company’s Employee Stock Option Plan (or equivalent) or the number of Series A Convertible Preferred Stock which would convert to 15,000,000 common shares of TESI’s common shares at Rizzo’s discretion (the “Rizzo Guaranty Fee”). Furthermore, after the two year anniversary of this Agreement, to the extent and for the period of time that the Guaranty applies to any outstanding amounts due under the Standard indebtedness, Titan will pay to Rizzo an annual fee equal to 2.5% of the outstanding indebtedness amount to which the Guaranty is subject to as of the applicable anniversary date, such amount to be paid in 12 equal monthly installments regardless of the reduction to the balances for the then following 12 month period.

3. Rizzo Deposit Guaranty Fee. As consideration for the Rizzo Deposit Guaranty, Titan agrees to issue Rizzo or his assignee 6,500,000 shares of TESI’s common stock out of the Company’s Employee Stock Option Plan (or equivalent) or the number of Series A Convertible Preferred Stock which would convert to 6,500,000 common shares of TESI’s common shares at Rizzo’s discretion (“Rizzo Deposit Guarantee Fee”).

4. Term. This Agreement will continue in full force and effect until the Standard indebtedness personally guaranteed by the Standard owners is paid in full. During the Term, Rizzo shall be granted access upon notice to the Company to its operating and administrative facilities. Company shall provide Rizzo with written notice of any defaults on payment obligations exceeding $50,000.00 within 48 hours of receipt of such.

5. Lock Up. Upon issuance of the Rizzo Guarantee Fee and Rizzo Deposit Guarantee Fee, Rizzo or his assignee shall execute a “Lock Up Agreement” on the same terms as those executed by the Company’s directors and officers in conjunction with the TESI’s Series B Preferred Stock offering a copy of which is attached hereto.

6. Invalidity. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated.

7. Governing Law. This Agreement will be considered to have been made in the State of Delaware and will be governed by and interpreted according to Delaware law.

8. Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. No Party may assign this Agreement (whether by operation of law or otherwise) nor any of its rights, interests or obligations hereunder without the prior written consent of the other parties. No assignment shall relieve the assigning Party of any of its obligations hereunder.

9. Specific Performance. Each of the parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, each of the parties hereby agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party has an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 7 shall be in addition to, and not in lieu of, any other remedies that the parties may be permitted to pursue under the terms of this Agreement.

10. Default. In the event of a Default on the Standard indebtedness covered by the Guarantee, which results in Rizzo’s payment of any or all of the outstanding indebtedness as defined in the MIPA, TESI acknowledges that an amount up to all of the collateral and security interests included in the MIPA signed May 31, 2024 and associated notes, guarantees and documents hereto, shall be assumed by Rizzo without condition or additional consideration. The amount of Collateral assigned shall be equal to the actual payment or damages incurred by Rizzo because of the default. As additional consideration, in the event of a default that results in the payment by Rizzo of $200,000 or more of the indebtedness under the Guaranty, TESI agrees to transfer the phone number for Standard Waste Services, Inc. to Rizzo. If the Rizzo Guaranty Fee and the Rizzo Deposit Guaranty Fee is not satisfied by the issuance of shares on or before July 31, 2024, then the number of shares shall be 125% of the number of shares described herein. If the Rizzo Guaranty Fee and the Rizzo Deposit Guaranty Fee is not satisfied by the issuance of shares on or before August 31, 2024, then the number of shares shall be 150% of the number of shares described herein

11. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

12. Entire Agreement. This Agreement when executed and delivered, and any other certificate, instrument or document delivered in connection herewith or therewith, constitute the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any and all prior and contemporaneous understandings, agreements and representations by or among the Parties, both written and oral, in each case. The parties acknowledge that satisfaction of the Rizzo Guarantee Fee and Rizzo Deposit Guarantee Fee represents payment in full to Rizzo for all Guarantees issued by Rizzo on behalf of TESI or any of its affiliates or subsidiaries.

13. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the remainder of the provisions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions. Furthermore, if the scope of any provision contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and the Parties hereby consent and agree that such scope shall be judicially modified accordingly in any proceeding brought to enforce such provision.

14. Amendment; Waiver. This Agreement may not be amended, except by an instrument in writing signed on behalf of all of the Parties. Unless otherwise specifically agreed in writing to the contrary: (a) the failure or delay of any Party at any time to require performance by the other of any provision of this Agreement will not affect such Party’s right thereafter to enforce the same; (b) no waiver by any Party of any default by any other Party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting Party, and no such waiver will be taken or held to be a waiver by such Party of any other preceding or subsequent default; and (c) no extension of time granted by any Party for the performance of any obligation or act by any other Party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

15. Notices. All notices and other communications hereunder shall be in writing. Notices will be deemed delivered five (5) Business Days after being mailed by certified or registered United States mail, postage prepaid, return receipt requested, or on the first (1st) Business Day after being sent, prepaid, by nationally recognized overnight courier that issues a receipt or other confirmation of delivery. Notices sent via electronic mail will be deemed delivered upon transmission. Notices sent by personal service will be deemed delivered when actually received by the recipient. Any Party may change the address to which notices under this Agreement are to be sent to it by giving written notice of a change of address in the manner provided in this Agreement for giving notice. Notices shall be made to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) if to Titan or TESI:

c/o Glen Miller

1931 Austin Drive

Troy, Michigan 48083

Email: gmiller@titancares.com

(b) if to Rizzo or to the Titan Shareholder Group:

Charles B. Rizzo

3279 Baron Dr.

Bloomfield Township, Michigan 48302

Email: onewastegroup@gmail.com

16. Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The Parties may execute more than one copy of the Agreement, each of which shall constitute an original and each of which alone and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures or other electronic signatures (including the delivery of signed documents in PDF format or by means of DocuSign or other electronic signature platforms).

17. Board Meeting. The parties agree that the effectiveness of this Agreement is subject to the approval of the Board of Directors of TESI. TESI will call a meeting of the board by 11:59pm on Wednesday, June 5, 2024 to approve this Agreement effective as of June 3, 2024.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

TITAN ENVIRONMENTAL SOLUTIONS INC.,
a Nevada corporation

	/s/ Jeffrey J. Rizzo	/s/ Charles B. Rizzo
By:	Jeffrey J. Rizzo	Charles B. Rizzo
Its:	COO

TITAN TRUCKING, LLC,
a Michigan limited liability company

/s/ Jeffrey J. Rizzo
By:	Jeffrey J. Rizzo
Its:	COO

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